June 7, 2017

<Name>
<Address>
<City, ST Zip>

Re:	Severance Agreement

Dear <Name>:
Reference is made to the letter agreement, dated as of June 7, 2013 (the “Severance Agreement”), by and between you and EnerSys (the “Company”). Capitalized terms used but not defined in this letter have the meanings set forth in the Severance Agreement.

Effective as of the date hereof, you and the Company hereby consent and agree that clause a. of Section 2.1 be hereby amended and restated as follows:

a.
A lump sum cash payment within sixty (60) days following your termination of employment equal to the sum of (i) your annual base compensation then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) and (ii) your annual cash bonus at such target level then in effect (or immediately prior to any reduction resulting in a termination for Good Reason);

Except as set forth herein, this letter is not intended to amend or waive any provision of the Severance Agreement, and all other terms of the Severance Agreement in effect as of the date hereof shall remain in full force and effect. This letter shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

Please evidence your mutual acceptance, agreement and consent to all of the matters set forth in this letter by signing and returning to us an executed counterpart of this letter.

Very truly yours,

ENERSYS

David M. Shaffer
President and Chief Executive Officer

Accepted, agreed and consented to as of the date first written above:

<Name>